EXHIBIT 99.2

OfficeMax Incorporated 150 East Pierce Road Itasca, IL 60143-1594

News Release

Media Contact	Investor Relations Contact
Bill Bonner	Vince Hannity
630 438 8584	208 384 6390

For Immediate Release:  December 21, 2004

OFFICEMAX REPORTS SLUGGISH HOLIDAY SALES; LOWERS GUIDANCE

ITASCA, ILL – OfficeMax® Incorporated (NYSE: OMX), reported today that its retail sales and gross margins during the 2004 Thanksgiving-to-Christmas holiday season have been weaker than expected.  Fourth-quarter 2004 comparable retail sales are now expected to be nearly flat compared to its pro-forma retail sales during the fourth quarter of 2003.  As a result, the company’s 2004 operating income is expected to be less than previously forecasted.

According to Chris Milliken, president and chief executive officer, “Although we exceeded our expectations for the very promotional Thanksgiving Day weekend, overall holiday season sales in OfficeMax Retail have been sluggish due to lower traffic.”

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution.  OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers.  The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers.  OfficeMax customers are served by more than 40,000 associates through

-more-

direct sales, catalogs, Internet and nearly 950 superstores.  More information can be found at www.officemax.com.

Forward Looking Statements

This press release contains forward-looking statements about our forecasted financial performance in the fourth quarter of 2004 and for year end 2004.  These statements involve inherent risks and uncertainties that could cause our actual results to differ materially from those forecasted.  Our business operates in highly competitive markets.  Changes in the economy, both domestically and abroad, and changes in interest rates, employment rates, and even weather can change the competitive dynamics and financial performance of our business.  Intervening or unexpected events could impact our results, including the outcome of the investigation of vendor allegations we announced on December 20, 2004.  The forward-looking statements in this release speak only as of the date of this release, and we undertake no duty to update them in light of new information.

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